UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 15, 2015

Radian Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11356	23-2691170
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

(215) 231 - 1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

The following table sets forth selected key mortgage insurance data for Radian Group Inc.’s Mortgage Insurance segment as of and for the two-month period ended May 31, 2015.

Key Mortgage Insurance Data

(Dollars in millions)

	As of or for the 2 months ended May 31, 2015
Primary new insurance written	$7,522
Percentage of primary new insurance written:
Monthly premiums	67%
Single Premiums	33%
Primary insurance in force	$173,342
Primary risk in force	$43,749

Primary insurance in force: Default Rollforward
Beginning default inventory April 1, 2015	40,440
New defaults	6,476
Cures	(6,515)
Claims paid	(2,932	)(1)
Rescissions and denials, net of reinstatements	(17)
Rescissions/denials relating to BAC Settlement	637

Ending default inventory May 31, 2015	38,089

(1)	1,106 of these claims paid are associated with the implementation of the BofA Settlement Agreement. See Note 10 of Notes to Consolidated Financial Statements in Radian Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 for additional information regarding the BofA Settlement Agreement.

As of May 31, 2015, Radian Group Inc. had immediately available, directly or through an unregulated subsidiary, unrestricted cash and liquid investments of approximately $712 million, which excludes certain additional cash and liquid investments that have been advanced from our subsidiaries for corporate expenses and interest payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.
(Registrant)

Date: June 15, 2015	By:	/s/ J. Franklin Hall
J. Franklin Hall
Chief Financial Officer